EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 18, 2022 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.161024 per unit, payable on December 14, 2022, to unitholders of record on November 30, 2022. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	12,000	93,000	$85.47	$10.74

Prior Month Distribution	12,000	92,000	$95.77	$10.40

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $67,000 on properties underlying the Texas Working Interest net profits interests, primarily due to timing of invoices. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $2.0 million, including accrued interest of $633,000.

XTO Energy has advised the Trustee that excess costs increased by $377,000 on properties underlying the Oklahoma Working Interest net profits interests, primarily due to drilling and recompletion costs from the Hewitt Unit and timing of receipts. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests after the current month’s distribution total $0.7 million, including accrued interest of $2,000.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839